FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS EARNINGS PER SHARE OF $0.14,
DECLARES DIVIDEND OF $0.07 PER SHARE AND ANNOUNCES
STRONG CAPITAL AND LIQUIDITY POSITIONS

WEST SPRINGFIELD, MA—April 17, 2009—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.1 million, or $0.14 per diluted share, for the first quarter of 2009 compared to net income of $2.0 million, or $0.12 per diluted share, for the corresponding period in 2008.  The improvement in net income and earnings per share was primarily due to an increase in net interest income, driven by growth in average earning assets, and expansion in non-interest income.  The quarterly operating performance was also affected by higher provisions for loan losses and an increase in non-interest expenses.  The Company announced a quarterly cash dividend of $0.07 per share, payable on June 1, 2009 to shareholders of record as of May 8, 2009.

Total assets declined $19.9 million, or 1.6%, to $1.24 billion at March 31, 2009 from $1.26 billion at December 31, 2008 as a result of decreases of $9.8 million, or 3.1%, in securities available for sale and $8.9 million, or 1.0%, in total loans.  The cash flows received from the loan and investment portfolios were used to pay down Federal Home Loan Bank advances and to fund the repurchase of one million shares of the Company’s common stock at a total cost of $13.6 million.  Total deposits increased $12.7 million, or 1.6%, to $795.3 million at March 31, 2009 from $782.6 million at December 31, 2008 reflecting growth in core account balances, partially offset by runoff in certificates of deposit.  Federal Home Bank advances decreased $21.7 million, or 10.4%, to $186.8 million at March 31, 2009 from $208.6 million at December 31, 2008.  At March 31, 2009, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and access to funding through the repurchase agreement and brokered deposit markets.  The Company’s balance sheet is also supported by a strong capital position, with total stockholders’ equity of $217.5 million, or 17.5% of total assets, at March 31, 2009.

"We are pleased with our financial results which reflect a stable net interest margin, growth in average loans and deposits and an increase in non-interest income”, commented Richard B. Collins, President and Chief Executive Officer.  “Our performance is indicative of our focus on growing our franchise, maintaining healthy asset quality and improving our operating efficiency.  We believe we are well positioned for this challenging economic environment given our healthy balance sheet, substantial capital base and strong liquidity level.”

Financial Highlights:

•
Total securities available for sale decreased $9.8 million, or 3.1%, to $303.7 million at March 31, 2009 from $313.5 million at December 31, 2008 reflecting prepayments and normal amortization of the mortgage-backed securities portfolio.  These cash flows were not reinvested due to current market conditions and less attractive spreads. At March 31, 2009, approximately 96% of the available-for-sale investment portfolio consisted of mortgage-backed and debt securities issued by government-sponsored enterprises.

•
Total loans decreased $8.9 million, or 1.0%, to $861.4 million at March 31, 2009 from $870.3 million at December 31, 2008 reflecting runoff in all segments of the portfolio except for commercial mortgages.  The outstanding balances in all loan categories have been affected by prepayments and slower origination volume.  Residential real estate loan balances were also impacted by the sale of $10.8 million of lower-coupon, fixed-rate mortgages during the first quarter of 2009.

•
Non-performing assets totaled $5.1 million, or 0.41% of total assets, at March 31, 2009 compared to $5.8 million, or 0.46% of total assets, at December 31, 2008.  The decrease of $723,000 in non-performing assets was mainly attributable to several residential and commercial real estate loans that became current.  The portfolio has not been affected by loans to sub-prime borrowers since the Company has not underwritten loans targeted to this segment of the market.

•
At March 31, 2009, the ratio of the allowance for loan losses to total loans was 1.01% and the ratio of the allowance for loan losses to non-performing loans was 201.43%.  Net charge-offs totaled $62,000, or 0.03% of average loans outstanding, for the three months ended March 31, 2009 as compared to net charge-offs of $253,000, or 0.12% of average loans outstanding, for the same period in 2008.

•
Total deposits increased $12.7 million, or 1.6%, to $795.3 million at March 31, 2009 compared to $782.6 million at December 31, 2008 reflecting growth in core account balances and lower certificate of deposit balances.  Core deposit balances grew $27.7 million, or 6.8%, to $434.5 million at March 31, 2009 from $406.8 million at December 31, 2008 mainly due to competitive products and pricing, excellent customer service and targeted promotion activities.

•
Net interest income increased $1.1 million, or 12.4%, to $10.2 million for the first quarter of 2009 from the same period in 2008 as a result of growth in average earning assets.  Average earning assets expanded $136.1 million, or 12.8%, to $1.2 billion, mainly due to loan growth and purchases of mortgage-backed securities in 2008. Net interest margin decreased 1 basis point to 3.39% for the three months ended March 31, 2009.

•
Non-interest income increased $332,000, or 21.9%, to $1.9 million for the three months ended March 31, 2009 due to an increase of $264,000 in income from bank-owned life insurance and gains on sales of loans totaling $125,000.  The increase in income from bank-owned life insurance reflects the purchase of an additional $20 million of insurance in November of 2008.

•
Non-interest expenses grew $979,000, or 13.6%, to $8.2 million for the first quarter of 2009 from $7.2 million in the same period last year.  Salaries and benefits increased $623,000, or 15.4%, reflecting staffing costs for two new branches opened in 2008, an increase in stock-based compensation as a result of stock options and restricted stock granted in the second quarter of 2008 and annual wage increases.  Occupancy costs increased $156,000, or 30.6%, primarily due to the two branches opened in 2008. Data processing expenses were $125,000, or 17.4%, higher as a result of growth in the total number of loan and deposit accounts serviced, new branches opened in 2008 and costs for the new branch imaging process introduced in all branches beginning in 2008.  The FDIC insurance assessment increased $319,000 in connection with higher premiums that became effective in 2009.  Other expenses decreased $208,000 of which $168,000 was due to interest accrued in the first quarter of 2008 related to proposed IRS adjustments associated with an examination of the Company’s 2005 and 2006 tax returns.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 15 full service branch offices and one express drive up branch located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except par value amounts)

	March 31,	December 31,	March 31,
Assets	2009	2008	2008
	(unaudited)	(audited)	(unaudited)

Cash and cash equivalents	$11,864	$13,572	$15,784
Short-term investments	1,079	1,071	1,043
Securities available for sale, at fair value	303,691	313,506	271,377
Securities held to maturity, at amortized cost	5,233	3,191	3,630

Loans:
Residential mortgages	349,300	356,428	343,480
Commercial mortgages	256,248	248,457	213,322
Construction loans	27,905	32,082	41,002
Commercial loans	82,674	84,919	81,385
Home equity loans	119,024	120,724	115,931
Consumer loans	26,238	27,666	29,867
Total loans	861,389	870,276	824,987

Net deferred loan costs and fees	2,232	2,395	2,171
Allowance for loan losses	(8,728)	(8,250)	(7,646)
Loans, net	854,893	864,421	819,512

Federal Home Loan Bank of Boston stock, at cost	12,223	12,223	10,257
Other real estate owned	739	998	1,030
Premises and equipment, net	12,012	12,125	10,579
Bank-owned life insurance	27,468	27,173	6,733
Other assets	13,992	14,854	13,352

Total assets	$1,243,194	$1,263,134	$1,153,297

Liabilities and Stockholders' Equity

Deposits:
Demand	$112,441	$114,178	$108,819
NOW	33,990	32,390	34,159
Savings	114,341	99,492	75,469
Money market	173,717	160,736	177,879
Certificates of deposit	360,832	375,867	359,198
Total deposits	795,321	782,663	755,524

Federal Home Loan Bank of Boston advances	186,847	208,564	141,409
Repurchase agreements	30,464	28,042	9,686
Escrow funds held for borrowers	2,152	1,667	1,514
Due to broker	461	-	8,410
Capitalized lease obligations	3,109	3,129	1,880
Accrued expenses and other liabilities	7,327	11,355	6,462
Total liabilities	1,025,681	1,035,420	924,885

Stockholders' Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares;
none issued	-	-	-
Common stock, par value $0.01 per share; authorized 100,000,000 shares;
shares issued: 17,763,747 at March 31, 2009, at December 31, 2008 and
at March 31, 2008	178	178	178
Additional paid-in capital	165,046	164,358	166,289
Retained earnings	76,920	75,888	74,005
Unearned compensation	(11,958)	(12,144)	(12,659)
Accumulated other comprehensive income, net of taxes	4,448	2,931	599
Treasury stock, at cost (1,262,377 shares at March 31, 2009 and 261,798
shares at December 31, 2008)	(17,121)	(3,497)	-
Total stockholders' equity	217,513	227,714	228,412

Total liabilities and stockholders' equity	$1,243,194	$1,263,134	$1,153,297

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Interest and dividend income:
Loans	$12,051	$12,547
Investments	3,871	2,618
Other interest-earning assets	8	241
Total interest and dividend income	15,930	15,406

Interest expense:
Deposits	3,825	4,973
Borrowings	1,950	1,402
Total interest expense	5,775	6,375

Net interest income before provision for loan losses	10,155	9,031

Provision for loan losses	540	184

Net interest income after provision for loan losses	9,615	8,847

Non-interest income:
Net gain on sales of loans	125	-
Net gain on sales of securities	-	8
Fee income on depositors’ accounts	1,107	1,077
Wealth management income	132	150
Income from bank-owned life insurance	314	50
Other income	173	234
Total non-interest income	1,851	1,519

Non-interest expense:
Salaries and benefits	4,664	4,041
Occupancy expenses	665	509
Marketing expenses	342	358
Data processing expenses	844	719
Professional fees	423	443
FDIC insurance assessment	340	21
Other expenses	877	1,085
Total non-interest expense	8,155	7,176

Income before income taxes	3,311	3,190

Income tax expense	1,188	1,224

Net income	$2,123	$1,966

Earnings per share:
Basic	$0.14	$0.12
Diluted	$0.14	$0.12

Weighted average shares outstanding:
Basic	15,220	16,231
Diluted	15,367	16,271

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Mar. 31	Dec. 31		Sep. 30	Jun. 30	Mar. 31
	2009	2008		2008	2008	2008

Operating Results:
Net interest income	$10,155	$10,336		$10,536	$9,908	$9,031
Loan loss provision	540	367		644	651	184
Non-interest income	1,851	394	(1)	1,733	1,574	1,519
Non-interest expenses	8,155	8,158		7,806	7,550	7,176
Net income	2,123	959		2,364	2,009	1,966

Performance Ratios (annualized):
Return on average assets	0.68%	0.31	% (2)	0.77%	0.68%	0.72%
Return on average equity	3.85%	1.71	% (2)	4.22%	3.52%	3.46%
Net interest margin	3.39%	3.46%		3.56%	3.46%	3.40%
Non-interest income to average total assets	0.59%	0.13	% (3)	0.57%	0.53%	0.55%
Non-interest expense to average total assets	2.61%	2.63%		2.55%	2.55%	2.62%
Efficiency ratio (4)	67.92%	67.47%		63.62%	65.76%	68.07%

Per Share Data:
Diluted earnings per share	$0.14	$0.06		$0.15	$0.12	$0.12
Book value per share	$13.18	$13.01		$12.69	$12.76	$12.86
Market price at period end	$13.09	$15.14		$14.85	$11.17	$11.08

Risk Profile
Equity as a percentage of assets	17.50%	18.03%		18.19%	18.66%	19.81%
Net charge-offs to average loans outstanding	0.03%	0.23%		0.19%	0.06%	0.12%
Non-performing assets as a percent of total assets	0.41%	0.46%		0.29%	0.39%	0.32%
Non-performing loans as a percent of total loans, gross	0.50%	0.55%		0.38%	0.48%	0.32%
Allowance for loan losses as a percent of total loans, gross	1.01%	0.95%		0.97%	0.95%	0.93%
Allowance for loan losses as a percent of non-performing loans	201.43%	171.98%		254.48%	197.39%	285.41%

Average Balances
Loans	$869,580	$862,814		$865,053	$845,304	$828,302
Securities	313,799	314,251		306,499	288,502	211,880
Total interest-earning assets	1,198,040	1,193,421		1,185,244	1,146,397	1,061,978
Total assets	1,251,225	1,240,215		1,225,250	1,183,627	1,095,866
Deposits	785,313	775,853		765,797	761,990	730,094
FHLBB advances	204,501	213,451		214,005	170,052	116,519
Capital	220,683	224,785		224,015	228,241	227,413

Average Yields/Rates (annualized)
Loans	5.54%	5.79%		5.93%	5.82%	6.06%
Securities	4.93%	5.15%		5.07%	4.94%	4.94%
Total interest-earning assets	5.32%	5.57%		5.67%	5.57%	5.80%

Savings accounts	1.09%	1.30%		1.29%	1.14%	0.98%
Money market/NOW accounts	1.31%	1.65%		1.63%	1.60%	2.03%
Certificates of deposit	3.13%	3.38%		3.41%	3.62%	4.24%
FHLBB advances	3.40%	3.52%		3.66%	3.77%	4.47%
Total interest-bearing liabilities	2.54%	2.80%		2.84%	2.90%	3.37%

(1) Includes $1.4 million other-than-temporary impairment ("OTTI") charge on certain securities in our investment portfolio.
(2) Exclusive of a $1.4 million other-than-temporary impairment charge and related tax effect of $550,000 on certain investment securities, the return on average assets and average equity would have been 0.58% and 3.18%, respectively.
(3) Exclusive of the $1.4 million other-than-temporary impairment charge, non-interest income to average total assets would have been 0.57%.
(4) Excludes gains/losses on sales of securities and loans and impairment charges on securities.